                                                                    EXHIBIT 4.28


                             LOAN AGREEMENT 8/15/02

         LOAN AGREEMENT made effective as of the 15 day of August, 2002 by and between WEIRTON STEEL CORPORATION, a Delaware corporation, with its principal office at 400 Three Springs Drive, Weirton, West Virginia 26062 (the "Borrower") and STEEL WORKS COMMUNITY FEDERAL CREDIT UNION, a federally charted credit union, with its principal office located at 3501 Main Street, Weirton, West Virginia, 26062 (the "Lender").

                              W I T N E S S E T H:


         WHEREAS, the Borrower has requested the Lender to loan it the sum of Three Million One Hundred Thousand Dollars ($3,100,000.00) advanced or to be advanced on a term loan basis, to provide it with the Loan (as hereinafter defined), and the Lender is willing to do so upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, subject to the terms and conditions of, and in reliance upon the representations and warranties hereafter set forth in this Loan Agreement and the Other Loan Documents (as hereinafter defined), and intending to be legally bound, the parties hereto agree as follows:

SECTION I. DEFINITIONS

         As used herein, each of the following terms has the meaning set forth below:

         AMORTIZATION TERM - A period equivalent to 20 years commencing on the date of the Note over which the principal amount is to be amortized from time to time (i) ratably by means of Quarterly Loan Payments through August 14th, 2014 and (ii) by means of the Balloon Payment.


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         APPLICABLE INTEREST RATE - The rate of interest (i) set forth in
Section 2.06 of the Loan Agreement and in the Note or (ii) established as the Default Rate, as applicable under the circumstances.

         ASSIGNMENT - The Assignment of Leases and Rents relating to the Mortgaged Premises dated the date hereof in the form set forth as Exhibit A to the Loan Agreement.

         BALLOON PAYMENT - A final payment in respect of the Note to be made on the Maturity Date of a sum sufficient to pay in full the entire outstanding principal amount of the Note at the time, any amounts owing under any Other Loan Document and all accrued interest thereon.

         BORROWER - Weirton Steel Corporation, a Delaware corporation, including its successors and permitted assigns.

         BUSINESS DAY - Any weekday which is not a holiday for federal credit unions in the State of West Virginia or on which they are otherwise required to be closed.

         CLOSING - The time when the funds representing the Loan are disbursed to the Borrower.

         COLLATERAL - All items of property comprising the (i) the Mortgaged Premises, as more particularly described and included in the Deed of Trust; (ii) all rentals arising from the Mortgaged Premises, as more particularly described and included in the Assignment; (iii) the Equipment, as more particularly described and included in the Equipment Security Agreement; and (iv) proceeds, replacements, substitutions and/or improvements to any of the foregoing and any other item of property given by the Borrower as, or which becomes, security for the Obligations.

         CROSS DEFAULT INDEBTEDNESS AMOUNT The amount of indebtedness of the Borrower to others the existence of an event of default under which is deemed to be an event of default under


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the Principal Credit Facility, as such amount may be modified from time to time.
As of the date hereof, such amount is equal to $ 5.0 million.

         CROSS DEFAULT JUDGMENT AMOUNT - The amount of any judgment or award the failure of which to be satisfied by the Borrower is deemed to be an event of default under the Principal Credit Facility, as such amount may be modified from time to time. As of the date hereof, such amount is equal to $ 5.0 million.

         DEED OF TRUST - The Deed of Trust relating to the Mortgaged Premises dated the date hereof in the form set forth as Exhibit B to the Loan Agreement.

         DEFAULT RATE - A rate of interest equal to 300 basis points (three percent (3%) per annum) in excess of the then Applicable Interest Rate born by the Note, but not to exceed the highest rate permitted by law.

         ENVIRONMENTAL INDEMNITY - The Environmental Indemnity Agreement dated the date hereof indemnifying the Lender from environmental claims and liabilities related to the Mortgaged Premises in the form set forth as Exhibit C to the Loan Agreement.

         EQUIPMENT SECURITY AGREEMENT - The Equipment Security Agreement dated the date hereof under which the Lender is granted a security interest in and to the Equipment in the form set forth as Exhibit D to the Loan Agreement.

         EQUIPMENT - The Borrower's railroad rolling stock identified in the Equipment Security Agreement.

         ERISA - The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.


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         ESTOPPEL CERTIFICATE - The certificate dated the date hereof under which WeBCo International, LLC is to subordinate its rights as lessee of its leased portion of the Mortgaged Premises to the rights of the Lender under the Deed of Trust.

         FINANCIAL STATEMENTS - The consolidated financial statements of the Borrower and Subsidiaries previously delivered by Borrower to Lender specified on Exhibit E to the Loan Agreement and to be delivered to Lender subsequent to the Closing pursuant to 6.01 (B).

         GAAP - Generally accepted accounting principles in the United States of America in effect from time to time.

         LATE CHARGE - A charge in an amount equal to three percent (3.0%) of the delinquent amount of any scheduled Loan payment to be added to such payment in the event it is late by 10 or more days.

         LENDER - Steel Works Community Federal Credit Union, including its successors and permitted assigns.

         LOAN - The amount of indebtedness owed by the Borrower to the Lender from time to time, initially $3.1 million advanced or to be advanced, as evidenced by the amount of the Note outstanding, plus any advances made by the Lender for the Borrower's account.

         LOAN AGREEMENT - This Loan Agreement between the Borrower and Lender, including any subsequent amendment or modification hereto.

         LOAN DOCUMENTS - (i) the Loan Agreement; (ii) the Note; (iii) the Deed of Trust; (iv) the Assignment; (v) the Estoppel Certificate; (vi) the Equipment Security Agreement; (vii) the UCC Financing Statements (viii) the Environmental Indemnity; (ix) the Owner Affidavits; and (x) any other documents given by the Borrower to the Lender whether prior to or subsequent to the Closing in order to evidence the making of the Loan or the providing of security therefor;


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provided, however, that the Financial Statements and publicly filed reports of the Borrower shall not be Loan Documents. The foregoing Loan Documents (ii) through (x) are sometimes referred to as the "Other Loan Documents."

         MATERIAL ADVERSE EFFECT - A material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrower and Subsidiaries, taken as a whole.

         MATURITY DATE - August 14th, 2014, or, if sooner, the date when the remaining principal amount of the Note, together with accrued interest thereon, becomes finally due and payable in accordance with the Loan Agreement as a result of any declaration of acceleration or otherwise.

         MORTGAGE - The Deed of Trust

         MORTGAGED PREMISES - The land, buildings, fixtures, improvements and other property of the Borrower comprising its General Office and Research and Development Building and related grounds on Three Springs Drive, Weirton, WV more particularly described in the Deed of Trust.

         MULTIEMPLOYER PLAN - A benefit plan having the meaning set forth in
Section 4001(a)(3) of ERISA.

         NOTE - The Promissory Note of the Borrower dated the date hereof evidencing the Loan from the Lender to the Borrower in the form set forth as Exhibit F to the Loan Agreement.

         OBLIGATIONS - The obligations of the Borrower under any of the Loan
Documents:

         (A) To pay the principal of, and interest on, the Note in accordance with the terms thereof and to satisfy all of its other liabilities or obligations to the Lender, whether hereunder or otherwise,


                                       5
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whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof, and substitutions therefor;

         (B) To repay to the Lender all amounts advanced by the Lender hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the Collateral; and

         (C) To reimburse the Lender for all of the Lender's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Loan Agreement and the documents required hereunder, including, without limitation, any proceeding brought, or threatened, to enforce payment of any of the obligations referred to in the foregoing paragraphs (A) and (B).

         PERMITTED LIENS - (i) Liens for taxes, assessments or governmental charges not yet due, or being contested in good faith and by appropriate proceedings in connection with which reasonable reserves are being maintained therefor, but only if in the Lender's sole judgment such lien would not reasonably be expected to adversely affect the Lender's rights or the priority of the Lender's lien on any Collateral;

         (ii) Liens of mechanics, material men, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

         (iii) Reservations, covenants, zoning and other land use regulations, title exceptions or utility easements granted in the ordinary course of business of the Borrower and Subsidiaries affecting the Collateral; provided that such matters do not in the aggregate materially interfere with the use of such property in the ordinary course of Borrower's or such Subsidiary's business or materially detract from the value of the Collateral taken as a whole; or

         (iv) Liens in favor of the Lender.

         PLAN - An employee benefit plan now or hereafter maintained for employees of the Borrower or any Subsidiary that is covered by Title IV of ERISA.

         PRINCIPAL CREDIT FACILITY - The Amended and Restated Loan and Security Agreement dated as of May 3, 2002 between the Borrower and certain lenders named therein for whom Fleet Capital Corporation acts as Agent and any amendment, renewal or replacement thereof for similar purposes, pursuant to which the Borrower incurs indebtedness for money borrowed, whether on a secured basis or otherwise, providing the Borrower with its principal source of working capital debt financing.

         QUARTERLY LOAN PAYMENTS - Payments of principal and interest on the Note to be made in accordance with its terms quarterly on September 30, 2002, December 30, 2002, March 30, 2003 and June 30, 2003, and thereafter on each of the same months and dates until the Maturity Date.

         SEC - The United States Securities and Exchange Commission and any successor regulatory body.


         SUBSIDIARY - a corporation or other legal entity in which Borrower owns at least a majority of the voting equity interests (or such other greater interest if required) so as to be able to elect on a regular basis a majority of the directors, trustees or other similar fiduciaries performing those functions.

         UCC FINANCING STATEMENTS - The Financing Statements to be filed under the UCC to perfect security interests in favor of the Lender in certain of the Collateral in the form set forth as Exhibit G to the Loan Agreement.


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

         UCC - The Uniform Commercial Code as in effect in the State of West Virginia.

SECTION II. THE LOAN

2.01 General Terms. Subject to the terms and conditions hereof, the Lender agrees to make a Loan of up to $ 3.1 million of which $ 3.0 million shall be advanced to the Borrower at Closing.

2.02 Disbursement of the Loan. The Lender will credit the proceeds of the Loan to the Borrower's designated account at Fleet National Bank in immediately available funds.

2.03 The Note. At the time of the making of the Loan, the Borrower will execute and deliver the Note to the Lender.

2.04 Payments of Principal and Interest. It is the intention of the parties that, absent any acceleration or prepayment in respect of the Note, the principal amount of the Loan be repaid according to the Amortization Term. Accordingly, until the Maturity Date, the Borrower shall make Quarterly Loan Payments of principal in respect of the Note, each in the amount of Thirty-Eight Thousand Seven Hundred and Fifty Dollars ($38,750.00), plus accrued interest on each such payment calculated at the Applicable Interest Rate from the date of last payment to and including the date of each such Quarterly Loan Payment. On the Maturity Date, the Borrower shall make the Balloon Payment in respect of the Note. Time shall be considered "of the essence" as to all Quarterly Loan Payments and the Balloon Payment.

2.05 Prepayment. The Borrower may, without penalty or premium, prepay the principal of the Note in whole or, from time to time, in part. All prepayments of principal shall be applied in inverse order of maturity.

2.06 Interest Rate. Interest shall be charged on the outstanding principal balance of the Loan at the rate of six and a quarter percent (6.25%) per annum simple so long as no Event of Default exists in respect of payment on the Note or any other monetary Obligation. During any existence


                                       8
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and continuation of an Event of Default in respect of payment on the Note or any other monetary Obligation, the Default Rate of interest shall be charged on the outstanding principal balance of the Loan.

         Interest shall be payable in arrears on each Quarterly Loan Payment date and on the Maturity Date calculated on a year of 365 actual days elapsed.

         It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of the Loan. Accordingly, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America or of any other jurisdiction whose laws may be applicable), then, in that event, notwithstanding anything to the contrary in this Loan Agreement, or any other agreement entered into in connection with this Loan Agreement, it is agreed that the aggregate of all interest under applicable law that is contracted for, charged or received under the Note, or under any of the other aforesaid agreements or otherwise in connection with this Loan Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to the Borrower by the Lender (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to the Borrower by the Lender). Neither the Borrower nor any person or entity now or hereafter liable in connection with this Loan Agreement or on the Loan or Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws, and the effective rate of interest shall be ipso facto reduced to the rate permitted as the highest lawful rate under applicable law.

2.07 Payment to the Lender. All sums payable on the Note or otherwise to the Lender hereunder shall be paid in immediately available funds to an account designated by the Lender. The Lender


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shall send the Borrower periodic statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower in the absence of manifest error, unless the Borrower notifies the Lender to the contrary within thirty (30) days of its receipt of any statement that it deems to be incorrect.


2.08 Late Charges. The Borrower will pay any applicable Late Charge due with respect to delinquent payments in respect of the Note without further notice or demand therefor, the amount of such charge being added to the amount of the Quarterly Loan Payment or Balloon Payment.

SECTION III. CONDITIONS PRECEDENT

The obligation of the Lender to make the Loan is subject to the following conditions precedent set forth under 3.01.

3.01 Documents Required for the Closing. The Borrower shall have delivered to the Lender prior to or at the Closing the following:

         (A) The Loan Agreement duly executed by the Borrower;

         (B) The Note duly executed by the Borrower;

         (C) The Deed of Trust duly executed by the Borrower, which shall be in proper form for filing in the office of the Clerk of Brooke County, West Virginia;

         (D) The UCC Financing Statements (duly executed by the Borrower to the extent Borrower is required by Lender to execute them), which shall be in proper form for filing in the office of the Clerk of Brooke County, West Virginia and of the Secretary of State of Delaware;

         (E) Copies of the resolutions of the board of directors of the Borrower authorizing the execution, delivery and, performance of this Loan Agreement and the Other Loan Documents certified as of the Closing date the form of which is attached hereto as Exhibit H.


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         (F) Copies of the Restated Certificate of Incorporation and by-laws of the Borrower certified as of the Closing date;

         (G) A certificate from the Secretary or an Assistant Secretary of the Borrower dated as of the Closing date as to the incumbency and signatures of the officers of the Borrower signing the Loan Documents;

         (H) Certificates, as of the most recent dates practicable, from the Secretary of State of Delaware and the Secretary of State of West Virginia certifying, respectively, as to the subsistence of the Borrower and its qualification to do business as a foreign corporation;

         (I) A certificate, dated the date of the Closing, signed by the president or a vice president of the Borrower and to the effect that:

                  (1) The representations and warranties set forth in Section
         5.01 of the Agreement are true as of the date of the Closing; and

                  (2) No Event of Default and no event which, with the giving of notice or passage of time or both, would be an Event of Default, has occurred as of such date.

         (J) A legal description and current ALTA survey of the Mortgaged Premises from a registered land surveyor of the jurisdiction in which the Mortgaged Premises is located, satisfactory in form and content to the Lender and the insurer referred to in (K), clearly depicting the existing buildings, encroachments, easements, right of ways, roads, alleys, ways, rivers, creeks, streams, paths, setbacks, and other matters revealed by inspection and survey of the property, if any, and clearly indicating all monuments and other control relied upon by such surveyor, as well as any portion of the property which may be covered by water;

         (K) A mortgagee title insurance policy with environmental endorsement issued by an ALTA approved title insurance company reasonably satisfactory to Lender covering the


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Mortgaged Premises in an amount not less than the amount of the Loan which said title insurance shall insure a valid first lien in favor of the Lender on the Mortgaged Premises covered by the Deed of Trust, subject only to those exceptions acceptable to the Lender and its counsel;

         (L) An appraisal of the Mortgaged Premises and Equipment as of a recent date from a certified commercial appraiser reasonably acceptable to the Lender setting forth the fair market value of the Mortgaged Premises and Equipment and otherwise in form and substance satisfactory to the Lender;

         (M) Opinions dated as of the Closing date from William R. Kiefer, Esq., General Counsel to the Borrower, and Spilman Thomas Law Offices, special counsel to the Borrower, addressed to the Lender and in form and substance satisfactory to the Lender and its counsel to the effect as set forth in Exhibit I to the Loan Agreement;

         (N) The Estoppel Certificate executed by WeBco International, LLC; and

         (O) Evidence reasonably acceptable to the Lender that the insurance policies required by section 6.01(C) are in effect at the Closing date.

3.02 Certain Events. At the time of, and as a further condition to, the Closing:

         (A) No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

         (B) No Material Adverse Effect shall have occurred since the date of the Financial Statements last delivered to the Lender; and

         (C) All Loan Documents shall have remained in full force and effect.

3.03 Legal Matters. At the time of the Closing, all legal matters incidental thereto shall be satisfactory to legal counsel to the Lender.


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SECTION IV. COLLATERAL

4.01 Nature of the Collateral. The Collateral shall stand as one general, continuing collateral security for all Obligations and may be retained by the Lender until all Obligations have been satisfied in full.

4.02 Security for the Loan. The Loan shall be secured by a first and best lien on the Mortgaged Premises pursuant to the Deed of Trust and the Assignment and by a security interest in the Equipment pursuant to the Equipment Security Agreement and UCC Financing Statements.

4.03 Priority of Liens. The liens referred to in 4.02 shall constitute first and prior liens on the Mortgaged Premises and first priority perfected security interests on the Equipment, except for Permitted Liens.

4.04 Financing Statements.

         (A) The Borrower will:

                  (1) If requested by the Lender, join with the Lender in executing such financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Lender as the Lender, from time to time, may specify;

                  (2) Pay, or reimburse the Lender for paying, all costs and taxes of filing or recording the same in such public offices as the Lender may designate; and

                  (3) Take such other steps as the Lender, from time to time, may direct, including the noting of the Lender's lien on the Collateral and on any certificates of title therefore, all to perfect to the satisfaction of the Lender the Lender's interest in the Collateral.

         (B) In addition to the foregoing, and not in limitation thereof:


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                  (1) A carbon, photographic, or other reproduction of this Loan
         Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof; and

                  (2) To the extent lawful, the Borrower hereby appoints the Lender as its attorney-in-fact (without requiring the Lender to act as such) to execute any financing statement in the name of the Borrower and to perform all other acts that the Lender deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

SECTION V. REPRESENTATIONS AND WARRANTIES

5.01 Original. To induce the Lender to enter into this Loan Agreement, the Borrower represents and warrants to the Lender as follows:

         (A) The Borrower is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, has the lawful power to own its properties and to engage in the business it conducts and is duly qualified and in good standing as a foreign corporation in the state of West Virginia and all other jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary or otherwise where the failure to be so qualified would have a Material Adverse Effect;

         (B) The Borrower is not directly or indirectly controlled by, or acting on behalf of, any person which is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended;

         (C) On the Closing date, the Borrower is not in default with respect to any of its indebtedness for money borrowed outstanding ("Existing
Indebtedness"), and the execution, delivery and performance of this Loan Agreement and the Other Loan Documents in accordance with their respective terms will not (immediately or with the passage of time, the giving of

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notice, or both): (i) cause the Borrower to be in default with respect to any of its Existing Indebtedness; (ii) violate the charter, by-laws or other organizational documents of the Borrower or any Subsidiary; (iii) violate any law, rule or regulation applicable to the Borrower or any Subsidiary; (iv) result in a default under any contract, agreement, or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound, in each case which default or violation in (i) - (iv) could reasonably be expected to have a Material Adverse Effect; or (v) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower or any Subsidiary, except in favor of the Lender;

         (D) The Borrower has the corporate power and authority to enter into and perform the Loan Documents and to incur the obligations therein provided for and has taken all actions necessary to authorize the execution, delivery and performance of the Loan Documents;

         (E) The Loan Documents are, or when delivered will be, valid, binding and enforceable instruments on the part of the Borrower;

         (F) On the Closing date there is no pending order, notice, claim, litigation, proceeding, or investigation against or affecting the Borrower or any Subsidiary, whether or not covered by insurance, that if adversely determined, could reasonably be expected to have a Material Adverse Effect;

         (G) The Borrower has good and marketable title to all Collateral, none of which is subject to any security interest, encumbrance or lien, or claim of any third person, except for Permitted Liens;

         (H) The Financial Statements, including any schedules and notes pertaining thereto, heretofore delivered to the Lender were prepared in accordance with GAAP and fairly presented

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the consolidated financial condition of the Borrower and Subsidiaries at the date thereof and the consolidated results of operations for the periods covered thereby, and from the latest date of such Financial Statements up to and including the Closing date, the Borrower has suffered no Material Adverse Effect;

         (I) The Borrower has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of, or in connection with, the making of the Loan;

         (J) The Borrower's federal tax identification number is 06-1075442. As of the Closing date, the Borrower and each Subsidiary have filed all federal, state and local tax returns and other reports relating to taxes they are required by law to file, and have paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon them, their income and properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and the Borrower and each Subsidiary maintain reasonable reserves on their books therefor;

         (K) The Borrower and each Subsidiary are in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan as of the Closing date, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that reasonably could be expected to result in a Material Adverse Effect exists as of the Closing date in connection with any Plan. Neither Borrower nor any Subsidiary has participated in or has any withdrawal liability in connection with a Multiemployer Plan; and

         (L) The Equipment is not used by the Borrower for purposes of interstate commerce in

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the ordinary course of the Borrower's business.

5.02 Survival. All of the representations and warranties set forth in Section
5.01 shall survive until all Obligations are satisfied in full.

SECTION VI. COVENANTS OF THE BORROWER

6.01 Affirmative Covenants.

         (A) The Borrower will use the proceeds of the Loan only for business purposes and will furnish the Lender such evidence as it may reasonably require with respect to such use;

         (B) The Borrower will keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to the Lender the following:

                  (1) not later than 90 days after the close of each fiscal year of the Borrower audited Financial Statements of Borrower and Subsidiaries as of the end of such year, on a consolidated basis, certified by the Borrower's independent certified public accountants (who shall be of recognized standing selected by Borrower and reasonably acceptable to the Lender), all such Financial Statements to be prepared in accordance with GAAP applied on a consistent basis, unless the Borrower's certified public accountants concur in any change therein and such change is disclosed to the Lender and is consistent with GAAP, and, within a reasonable time thereafter, a copy of any management letter issued in connection therewith;

                  (2) not later than 45 days after the end of each fiscal quarter of the Borrower and commencing with the quarter ending September 30, 2002 (including the last quarter of the Borrower's fiscal year), unaudited interim Financial Statements of Borrower and Subsidiaries as of the end of such quarter and of the portion of the fiscal year then elapsed, on a consolidated basis, certified by the principal financial officer of the Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower and Subsidiaries for such quarter and period, subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                  (3) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which the Borrower has made available to its securities holders generally and copies of any regular, periodic and special reports or registration statements which the Borrower files with the SEC or any national securities exchange;

                  (4) upon request of the Lender, copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and

                  (5) such other data and information (financial and otherwise) as the Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or the Borrower's financial condition or results of operations.

                  (C) The Borrower shall maintain and pay for insurance upon the Collateral wherever located and with respect to the business of Borrower covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to the Lender. The

         Borrower shall deliver certified copies of such policies to the Lender as promptly as practicable, with satisfactory lender's loss payable endorsements, naming the Lender as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to the Lender. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to the Lender in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to the Lender in the event of cancellation of the policy for any other reason and a clause specifying that the interest of the Lender shall not be impaired or invalidated by any act or neglect of the Borrower or with respect to the Mortgaged Premises by the occupation of the premises for purposes more hazardous than are permitted by said policy;

         (D) The Borrower and each Subsidiary will pay or cause to be paid when due all taxes, assessments and charges imposed upon them or any of the Collateral which they are required to pay, except when contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on their books; provided, however, that the Borrower and any such Subsidiary shall pay or cause to be paid all such taxes, assessments and charges forthwith whenever foreclosure on any lien that may have attached (or security therefor) with respect to the Collateral appears imminent;

         (E) The Borrower will notify the Lender immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time or both would become an Event of Default; (F) The Borrower shall keep and maintain the Mortgaged Premises and the Equipment in material compliance with all federal, state and local laws, regulations and ordinances now or hereafter in effect relating to environmental conditions; and

         (G) The Borrower agrees to exercise the purchase option applicable to its leased locomotives identified as numbers 317 and 318 not later than October 16, 2002, pay the applicable purchase price for such locomotives and acquire title thereto. Upon such acquisition, the Borrower and Lender will amend the Equipment Security Agreement to provide that such locomotives will become Equipment and, in connection therewith, execute and deliver and cause to be filed such additional documents as will provide to the Lender a perfected security interest in such locomotives.

6.02 Negative Covenants. The Borrower does hereby covenant and agree with the Lender that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, it will comply at all times with the following negative covenants, unless the Lender shall otherwise have agreed in writing:

         (A) Neither the Borrower nor any Subsidiary will sell, lease, transfer, assign, or otherwise dispose of any of the Collateral, except that (i) portions of the Mortgaged Premises from time to time may be leased by the Borrower or a lessee pursuant to terms (including any accompanying waivers and estoppels) that protect the Lender's first priority lien therein, and (ii) items of Equipment which have become worn, obsolescent or unfit for their intended use in the Borrower's reasonable business judgment may be replaced by the Borrower in the ordinary course of its business, provided that all replacements become and remain subject to the provisions of the Equipment Security Agreement and the Lender's security interest granted thereunder.

SECTION VII. DEFAULT

7.01 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

         (A) The Borrower shall fail to pay when due any installment of principal or interest on the Note or any charge or other fee payable hereunder, and such failure shall continue for a period of ten (10) days;

         (B) The Borrower shall fail to observe or perform any other Obligation to be observed or performed by it hereunder or under any of the Other Loan Documents, and such failure shall continue for 30 days after (i) notice of such failure from the Lender; or (ii) the Lender is notified of such failure or should have been so notified pursuant to the provisions of Section 6.01(E), whichever is earlier;

         (C) There shall occur any default or event of default on the part of Borrower or any Subsidiary under any agreement, document or instrument to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary or any of its property is bound, evidencing or relating to any indebtedness (other than the Obligations) with an outstanding principal balance in excess of Cross Default Indebtedness Amount, if the payment or maturity of such indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof;

         (D) Any Financial Statement, representation, warranty, or certificate made or furnished by, or with respect to, the Borrower or any Subsidiary to the Lender in connection with this Loan Agreement, or as inducement to the Lender to enter into this Loan Agreement, or in any separate statement or document to be delivered to the Lender hereunder, shall prove to be materially false, incorrect, or incomplete when made;

         (E) Proceedings in bankruptcy, or for reorganization of the Borrower or any Subsidiary, or for the readjustment of any of their respective debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower or any Subsidiary and, except with respect to any such proceedings instituted by the Borrower or a Subsidiary, shall not be discharged within sixty (60) days of their commencement;

         (F) A receiver or trustee shall be appointed for the Borrower or any Subsidiary for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Subsidiary and, except with respect to any such appointments requested or instituted by the Borrower or a Subsidiary, such receiver or trustee shall not be discharged within thirty (30) days of his appointment, and, except with respect to any such proceedings instituted by the Borrower or a Subsidiary, such proceedings shall not be discharged within sixty
(60) days of their commencement;

         (G) There shall occur a cessation of a substantial part of the business of the Borrower or any Subsidiary for a period which materially and adversely affects the ability of the Borrower and Subsidiaries' capacity, taken as a whole, to continue their businesses on a profitable basis; the Borrower and Subsidiaries shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of their business affairs taken as a whole; or any material portion of the Collateral shall be taken through condemnation or the value of such property shall be impaired through condemnation;

         (H) The Borrower or any Subsidiary shall suffer final judgments for payment of money aggregating in excess of Cross Default Judgment Amount, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed; or a judgment creditor of the Borrower shall obtain possession of any material portion of the Collateral by any means, including (without implied limitation) levy, distrait, replevin, or self-help; or

         (I) The Borrower shall fail to provide or maintain the required insurance coverage on the Mortgaged Premises or the Equipment

7.02 Acceleration. Immediately and without notice upon the occurrence of an Event of Default specified in the foregoing Sections 7.01(E) or (F), or at the option of the Lender, but only upon notice to the Borrower, upon the occurrence of any other Event of Default, all Obligations, whether hereunder or otherwise, shall immediately become due and payable without further action of any kind.

7.03 Remedies. After any acceleration, as provided for in Section 7.02, the Lender shall have, in addition to the rights and remedies given it by this Loan Agreement and the Other Loan Documents, all those allowed by all applicable laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Lender may immediately, without demand of performance and without other notice (except as specifically required by this Loan Agreement, the Other Loan Documents or applicable law) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in Brooke County, West Virginia, or in any other place where the Collateral may be located, or in such other place or places as the Lender may designate, the whole or, from time to time, any part of the Collateral, or any interest that the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the

Collateral all expenses (including all reasonable expenses for legal services), the Lender shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable law. Notice of any sale or other disposition shall be given to the Borrower at least ten (10) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places, as the Lender shall designate. At any such sale or other disposition, the Lender may, to the extent permissible under applicable law, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby waived and released. Without limiting the generality of any of the rights and remedies conferred upon the Lender under this paragraph, the Lender may, to the full extent permitted by the applicable laws:

         (A) Enter upon the Mortgaged Premises (and, to the extent necessary in the judgment of the Lender, exclude therefrom the Borrower any persons affiliated with the Borrower) and any other premises where the Collateral is located and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction;

         (B) At the Lender's option, use, operate, manage, and control the Collateral in any lawful manner;

         (C) Collect and receive all rents, income, revenue, earnings, issues, and profits from the Collateral; and

         (D) Maintain, repair, renovate, alter, or remove the Collateral as the Lender may determine in its discretion.

7.04 Right of Set-Off. Upon the occurrence of any Event of Default, the Lender may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by the Lender to, or for the credit or the account of, the Borrower against any or all of the Obligations of the Borrower now or hereafter existing, whether or not such Obligations have matured and irrespective of whether the Lender has exercised any other rights which it has or may have with respect to such Obligations, including, without limitation, any acceleration rights. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this
Section 7.04 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) that the Lender may have.

SECTION VIII. MISCELLANEOUS

8.01 Construction. The provisions of this Loan Agreement and the other Loan Documents shall be in addition to those of any other evidence of liability of the Borrower now or hereafter held by the Lender, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Lender from enforcing any or all Loan Documents in accordance with their respective terms.

8.02 Further Assurance. From time to time, the Borrower will execute and deliver to the Lender such additional documents and will provide such additional information as the Lender may reasonably require to carry out the terms of this Loan Agreement and be informed of the status and affairs of the Borrower. Notwithstanding the foregoing, if requested by the Lender, the

Borrower will fully cooperate and adjust for clerical errors any of the Loan Documents, if deemed necessary or desirable in the reasonable discretion of the Lender to sell, convey, seek guaranty or market the Loan to an entity, including but not limited to an investor of the secondary market or as part of a securitization. The Borrower will comply with all such requests within 14 days of notice thereof from the Lender and pay, discharge and assume all out of pocket costs and expenses therefor, including, by way of illustration and not limitation, expenses for preparing documentation, filing fees and legal expenses and disbursements in connection therewith and for failing to comply with correction requests as required hereby.

8.03 Enforcement and Waiver by the Lender. The Lender shall have the right at all times to enforce the provisions of this Loan Agreement and the Other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Loan Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

8.04 Confidentiality. The Lender shall hold all nonpublic information obtained pursuant to the requirements of this Loan Agreement in accordance with the Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices. The Lender may make disclosure reasonably required by a prospective Participant (as hereinafter defined) or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such Participant or assignee to agree to comply with this Section.

8.05 Expenses of the Lender. The Borrower will, on demand, reimburse the Lender for all expenses, including the reasonable fees and expenses of legal counsel for the Lender, incurred by the Lender in connection with the preparation, administration, amendment, modification, or enforcement of this Loan Agreement and the Other Loan Documents and the collection or attempted collection of the Note.

8.06 Notices. Except as otherwise provided in this Loan Agreement, all notices and requests hereunder shall be in writing and shall be deemed to have been duly given for all purposes (i) when delivered if delivered in person or (ii) by facsimile confirmed by written copy deposited in United States Mail or (iii) the second day after deposit in the United States Mail when deposited in the United States Mail, by registered or certified mail, return receipt requested, postage prepaid, directed to the party to receive the same at its address stated above or at such other address as may be substituted by notice given as herein provided.

To Borrower:        Weirton Steel Corporation
                    400 Three Springs Drive
                    Weirton, WV 26062
                    Attn: Senior Vice President-Finance & Administration

                    With a copy to: General Counsel

                    Facsimile No. (304) 797-2991

To Lender:          Steel Works Community Federal Credit Union
                    3501 Main Street
                    Weirton, WV  26062
                    Attn: Commercial Loan Department

                    With a copy to: President

                    Facsimile No. (304) 797-9205

8.07 Waiver and Release by the Borrower. To the maximum extent permitted by applicable law, the Borrower:

         (A) Waives (i) protest of all commercial paper at any time held by the Lender on which the Borrower is in any way liable; (ii) except as the same may be specifically provided by the Loan Documents, notice of acceleration or of intention to accelerate; and (iii) notice and opportunity to be heard, after acceleration in the manner provided in Section 7.02, before exercise by the Lender of the remedies of setoff or of other summary procedures permitted by any applicable law or by any agreement with the Borrower; and (iv) except where required by the provisions of the Loan Documents or by any applicable law, notice of any other action taken by the Lender; and

         (B) Releases the Lender and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them, except for willful misconduct or gross negligence.

8.08 Participation. The Lender may grant participations in the Loan and any other of its extensions of credit hereunder to any other lending institution (a "Participant"), provided that (i) no such participation shall be for an amount of less than $500,000 (ii) no Participant shall thereby acquire any direct rights under this Loan Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to the Loan or (2) extending the final stated maturity of the Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, the Loan; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to, or which has the effect of, requiring any mandatory prepayment of any portion of the Loan or any amendment or waiver of any Event of Default,
(iv) no sale of a participation shall in any manner relieve the Lender of its obligations hereunder, (v) the Lender shall remain solely responsible for the performance of such obligations, (vi) the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender's rights and obligations under this Loan Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a further participation in its participation interest in the Loan without the prior written consent of the Lender, and, in the absence of an Event of Default, the Borrower, which consents shall not be withheld unreasonably and (viii) all amounts payable by the Borrower hereunder shall be determined as if the Lender had not sold any such participation.

8.09 Applicable Law. This Loan Agreement is entered into and performable in Brooke County, West Virginia and shall be subject to, and construed and enforced in accordance with, the laws of the State of West Virginia.

8.10 Binding Effect, Assignment, Entire Agreement and Amendment. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may assign all its rights and interest to the Loan as a whole without the prior consent of Borrower, provided that any participation in the Loan must be in accordance with Section 8.08 of this Loan Agreement. This Agreement and the Other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, constitute the entire agreement between the parties. This Agreement may be amended only by a writing signed on behalf of each party.

8.11 Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


ATTEST:                         WEIRTON STEEL CORPORATION


/s/William R. Kiefer            /s/ Mark E. Kaplan
By: William R. Kiefer           By: Mark E. Kaplan
Its: Secretary                  Its: Senior Vice President- Finance &
                                Administration

ATTEST:                         STEEL WORKS COMMUNITY FEDERAL CREDIT UNION

/s/John R. Thayer               /s/Richard Krauland
By:                             By: Richard Krauland
Its: Treasurer                        Its: President

STATE OF WEST VIRGINIA,

COUNTY OF Brooke To-Wit:

         I, Sandra L. (Tate) Lusk, a Notary Public, in and for the said County and State, do certify that Mark E. Kaplan, Senior Vice President - Finance and Administration and William R. Kiefer, Secretary, whose names are signed to the writing above, bearing the date the 15th day of August, 2002, has this day acknowledged the same before me in my said County.

         Given under my hand and certified under my official Notarial Seal this 15th day of August, 2002

                                         /s/Sandra L. (Tate) Lusk
                                         Notary Public

My Commission Expires Nov. 6, 2006



STATE OF Virginia,

City OF Virginia Beach To-Wit:

         I, Kristen R. Barchick, a Notary Public, in and for the said County and State, do certify that Richard Krauland, President ,whose name is signed to the writing above, bearing the date the 14th day of August, 2002, has this day acknowledged the same before me in my said County.

         Given under my hand and certified under my official Notarial Seal this 14th day of August, 2002

                                         /s/ Kristen R. Barchick
                                         Notary Public
My Commission Expires  8/31/03